EXHIBIT 99.1     PRESS RELEASE

NEWS                                           FIRSTFED
                                           ONE FIRSTFED PARK, SWANSEA, MA  02777
--------------------------------------------------------------------------------
                                                                   MEDIA RELEASE
                                                           FOR IMMEDIATE RELEASE
CONTACTS:
Philip G. Campbell, Vice President
(508) 679-8181 ext. 1361   Fax: (508) 235-1818
pgcampbe@firstfedamerica.com
----------------------------
or:
Edward A. Hjerpe, III, EVP/COO & CFO
(508) 679-8181, ext. 1505
eahjerpe@firstfedamerica.com
----------------------------


                    FIRSTFED AMERICA BANCORP, INC. Announces
                          $5 Million Private Placement

Swansea, Massachusetts, July 29, 2002 - FIRSTFED AMERICA BANCORP, INC. ("FIRSTFED," AMEX: FAB), announced today that it has completed a private placement of $5 million of FAB common stock to M/D Investment, LLC ("M/D"). Under the terms of the transaction, M/D will pay $24.70 per share for 202,430 shares of FIRSTFED common stock. In accordance with the parties' agreement, the per share purchase price was based on the average closing price of FIRSTFED's common stock as reported on the American Stock Exchange during the month of June 2002. The FIRSTFED stock issued in the private placement will contain customary restrictions for non-registered common stock and will be issued from FIRSTFED's treasury stock. M/D is a limited liability Rhode Island company, owned by certain members of the Metcalf and Danforth families. The owners of M/D also own a minority interest in FIRSTFED TRUST CO., NA, a subsidiary of FIRSTFED AMERICA BANCORP, INC. Proceeds from the private placement will be used for general corporate purposes.

Robert F. Stoico, Chairman, President and CEO of FIRSTFED stated, "We are extremely pleased that members of the Metcalf and Danforth families have again demonstrated their confidence in FIRSTFED, and will now own approximately 3.4% of outstanding FAB stock. They have been terrific partners in our Trust Company, and we look forward to having them as stockholders."

FIRSTFED AMERICA BANCORP, INC. is a $2.4 billion financial services company offering a wide range of financial products through its subsidiaries. First Federal Savings Bank of America has 25 banking offices throughout Southeastern Massachusetts and Rhode Island, offers online banking through FIRSTFEDonline at www.firstfedamerica.com and has five loan origination centers serving
-----------------------
Massachusetts, Rhode Island and Connecticut. The Bank will soon open its twenty-sixth office, in East Greenwich, RI. People's Mortgage Corporation, a subsidiary of First Federal Savings Bank of America, provides mortgage and consumer loans through nine locations in New England and the Mid-Atlantic Region. Through FIRSTFED INSURANCE AGENCY, LLC, which is licensed in Massachusetts, Rhode Island and Connecticut, the Company also sells insurance products at all of its locations and via www.firstfedinsurance.com. FIRSTFED
                                         -------------------------
TRUST COMPANY, N.A. offers comprehensive trust, estate, and investment management products and services.

For additional information about the Company and its products, as well as previous press releases and historical financial data, visit the FIRSTFED Web site at www.firstfedamerica.com.
        -----------------------

                                      # # #